FORM OF 6th AMENDMENT TO

 FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated ________________, 2020 to the Fund Administration Servicing Agreement dated September 14, 2009 (the “Agreement”) as amended from time to time, is entered by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”) and Mutual Fund Administration, LLC, a California limited liability company (“MFAC LLC”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and MFAC LLC desire to amend the Agreement to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Agreement, MFAC LLC and the Trust hereby agree as follows:

1.	Schedule B, as set forth below, constitute the current schedule B to the Agreement.

2.	By executing below, the undersigned parties hereby agree that this amendment will remain effective through _____________.

MUTUAL FUND ADMINISTRATION, LLC

BY:
PRINTED NAME: Eric Banhazl
TITLE: Chairman

GUINNESS ATKINSON FUNDS

BY:
PRINTED NAME: James J. Atkinson, Jr.
TITLE: President

Schedule B

Fee Schedule1

Administration Services Fees:

–	See attached Services List

–

Basis Points	Average Net Assets for the Fund Complex
5.0 bp	First $250 million
3.0 bp	Next $250 million
1.0 bp	Thereafter
Annual Minimum*
$165,000	Mutual Fund Complex[1]’ plus $5,000 for each additional Exchange Traded Funds over the Mutual Fund Complex
$ 5,000	For each additional share class

*	The mutual fund complex minimum is calculated at the Trust level (excluding ETFs) and only applies if greater than the basis points fee schedule.

Mutual Fund complex comprised of:

●	Alternative Energy Fund[1]

●	Asia Focus Fund[1]

●	Asia Pacific Dividend Builder Fund[1]

●	China & Hong Kong Fund[1]

●	Dividend Builder Fund[1]

●	Global Energy Fund[1]

●	Global Innovators Fund[1]

●	Renminbi Yuan & Bond Fund[1]

ETFs:

●	SmartETFs Smart Transportation & Technology ETF[2]

●	SmartETFs Advertising & Marketing Technology ETF[3]

●	SmartETFs Asia Pacific Dividend Builder ETF[4]

●	SmartETFs Dividend Builder ETF[4]

Out-Of-Pocket Expenses

Including but not limited to: postage, stationery, proxies, insurance, EDGAR filings, retention of records, federal and state regulatory filing fees, expenses from Board of Trustees meetings, conversion expenses (if necessary), and all other standard and necessary out-of-pocket expenses.

[1]	Effective 4/1/2012.

[2]	Effective November 15, 2019.

[3]	Effective [__________], 2020.

[4]	Effective [__________], 2020.

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